Exhibit 99.1

NEWS RELEASE	Nasdaq: OMNI

4500 NE Evangeline Thwy • Carencro, LA 70520 • Phone • 337-896-6664 • Fax 337-896-6655

FOR IMMEDIATE RELEASE	No. 05-35

For more information contact: G. Darcy Klug, Executive Vice President

Phone: (337) 896-6664

UNITED STATES DISTRICT COURT DISMISSES ADVANTAGE LAWSUIT AGAINST OMNI

CARENCRO, LA – DECEMBER 20, 2005 – OMNI ENERGY SERVICES CORP. (NASDAQ NM: OMNI) announced today that the United States District Court for the Eastern District of Louisiana has granted OMNI’s Motion to Dismiss a lawsuit filed on behalf of Steven T. Stull, a former OMNI director, and Advantage Capital Partners, et. al. (collectively “ACP”) alleging that OMNI and two of its key executives fraudulently deprived ACP of their right to convert shares of OMNI’s Series A and Series B 8% Convertible Preferred Stock (“Preferred Shares”). The Court held that ACP had failed to satisfy the pleading requirements for alleging fraud under federal securities laws. ACP has 20 business days to attempt to replead its case in the federal district court. OMNI previously announced that the Fourth Circuit Court of Appeal for the State of Louisiana had granted OMNI’s Motion for Partial Summary Judgment affirming OMNI’s right to redeem the Preferred Shares held by ACP.

Commenting on the federal court ruling, James C. Eckert, OMNI’s Chief Executive Officer, said “OMNI has now received favorable rulings in both state and federal courts regarding our litigation with ACP. This latest ruling will remove one more uncertainty from the market’s assessment of OMNI’s future. During the current quarter, OMNI’s business operations returned to full capacity. The dismissal of this lawsuit provides our management team the opportunity to concentrate on operations and focus on increasing profitability and maximizing shareholder value as we move into 2006. Final resolution of this litigation will also result in reduced legal fees and related litigation costs. Receipt of this recent ruling comes at a good time as 2005 comes to an end and we continue working towards the execution of the definitive agreements for the acquisition of Preheat, Inc.” OMNI previously announced the execution of a letter of intent to acquire Preheat, Inc., a provider of rental equipment and specialized environmental services for various applications used by oil and gas companies operating in the Gulf Coast region of the United States.

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the Gulf of Mexico. The company provides its services through two business divisions: Seismic Drilling (including drilling, survey and permitting services) and Environmental Services. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the timely closing and integration of the Preheat acquisition, and the final outcome of pending litigation and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.